Exhibit 99.1

FOR IMMEDIATE RELEASE

February 1, 2018

CONTACT:	Sean Parker
(513)534-NEWS

Fifth Third Bancorp Elects Greg D. Carmichael Chairman of the Board

Marsha C. Williams Named Lead Director

Cincinnati – Fifth Third Bancorp announced today that its Board of Directors has elected Greg D. Carmichael, chairman of the board, effective immediately. Carmichael replaces Marsha C. Williams, who has been elected lead director.

Carmichael will retain his title of chief executive officer. He became CEO on Nov. 1, 2015, and was named president in 2012 while serving as the Bank’s chief operating officer. Under Carmichael’s leadership, the Bank has taken a number of significant steps to enhance the profitability and resiliency of the Bank while leveraging technology to deploy innovative customer-focused solutions. The Bank recently received an outstanding rating under the Community Reinvestment Act acknowledging the Bank’s commitment to the communities it serves. Carmichael joined Fifth Third in 2003 as Chief Information Technology Officer.

“This promotion recognizes Greg’s contributions and the Board’s confidence in his ability to guide our organization,” Williams said. “We’re excited to recognize the tremendous job that Greg has done. He has a dynamic vision for the future of our company and our industry.”

Williams held the lead director role for two years before being elected chair in April 2016. As lead director she will be responsible for coordinating the activities of the independent directors and advising Carmichael, among other duties. Williams has been a Fifth Third board member since 2008 and is retired chief financial officer for Orbitz Worldwide Inc.

About Fifth Third

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. As of Dec. 31, 2017, the Company had $142 billion in assets and operated 1,154 full-service Banking Centers and 2,469 ATMs with Fifth Third branding in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Georgia and North Carolina. In total, Fifth Third provides its customers with access to more than 54,000 fee-free ATMs across the United States. Fifth Third operates four main businesses: Commercial Banking, Branch Banking,

Consumer Lending and Wealth & Asset Management. Fifth Third is among the largest money managers in the Midwest and, as of Dec. 31, 2017, had $362 billion in assets under care, of which it managed $37 billion for individuals, corporations and not-for-profit organizations through its Trust and Registered Investment Advisory businesses. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the Nasdaq® Global Select Market under the symbol “FITB.” Fifth Third Bank was established in 1858. Member FDIC.

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